Exhibit 4.7

CERTIFICATE OF DOMESTICATION

OF

REINVENT TECHNOLOGY PARTNERS

Pursuant to Sections 103 and 388 of the General

Corporation Law of the State of Delaware

Reinvent Technology Partners, a Cayman Islands exempted company limited by its shares (the “Corporation”), which intends to domesticate as a Delaware corporation pursuant to, and effective at the time of the filing of, this Certificate of Domestication, does hereby certify to the following facts relating to the domestication of the Corporation in the State of Delaware:

1. The Corporation was originally incorporated on the 3rd day of July, 2020 under the laws of the Cayman Islands.

2. The name of the Corporation immediately prior to the filing of this Certificate of Domestication is Reinvent Technology Partners.

3. The name of the Corporation as set forth in the Certificate of Incorporation is Joby Aviation, Inc.

4. The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Domestication is the Cayman Islands.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Domestication to be executed in its name this [•] day of [•], 2021.

REINVENT TECHNOLOGY PARTNERS

By:
	Name:	Michael Thompson
	Title:	Chief Executive Officer & Chief Financial Officer